                                                                    EXHIBIT 99.6

[KPMG LOGO]

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                              Financial Statements

                           December 31, 2005 and 2004

        (Report of Independent Registered Public Accounting Firm Thereon)

[KPMG LOGO]
                        KPMG
                        Suite 900
                        801 Second Avenue
                        Seattle, WA 98104


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
Northland Cable Properties Seven Limited Partnership:


We have audited the accompanying balance sheets of Northland Cable Properties Seven Limited Partnership (a Washington limited partnership) as of December 31, 2005 and 2004, and the related statements of operations, changes in partner' capital (deficit), and cash flows for each of the years in the three year period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northland Cable Properties Seven Limited Partnership as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

                                  /s/ KPMG LLP

Seattle, Washington
February 10, 2006

          KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                                 Balance Sheets

                           December 31, 2005 and 2004

                                  ASSETS                                        2005              2004
                                                                           ---------------  ----------------
Cash                                                                      $        877,365            65,547
Accounts receivable                                                                230,728           341,965
Due from affiliates                                                                 83,810           111,960
Prepaid expenses                                                                    74,950           134,282
System sale receivable                                                           1,779,553           411,600

Investment in cable television properties:
 Property and equipment                                                         17,046,470        27,885,405
  Less accumulated depreciation                                               (10,477,977)      (17,294,389)
                                                                           ---------------  ----------------
                                                                                 6,568,493        10,591,016

 Franchise agreements (net of accumulated amortization
  of $9,995,974 and $10,321,249 in 2005 and 2004, respectively)                  9,606,966         9,607,185
                                                                           ---------------  ----------------
             Total investment in cable television properties                    16,175,459        20,198,201
                                                                           ---------------  ----------------
Loan fees and other intangibles (net of accumulated amortization
 of $729,673 and $852,973 in 2005 and 2004, respectively)                          124,277           586,327
                                                                           ---------------  ----------------
             Total assets                                                 $     19,346,142        21,849,882
                                                                           ===============  ================

               LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

Liabilities:

 Accounts payable and accrued expenses                                    $      1,183,102         1,262,921
 Due to Managing General Partner and affiliates                                     46,643            69,425
 Deposits                                                                           16,335            20,852
 Subscriber prepayments                                                            184,811           346,281
 Notes payable                                                                   3,827,998        18,275,000
                                                                           ---------------  ----------------
             Total liabilities                                                   5,258,889        19,974,479
                                                                           ---------------  ----------------
Commitments and contingencies

Partners' capital (deficit):
 General Partners:
  Contributed capital                                                             (25,367)          (25,367)
  Accumulated deficit                                                             (44,421)         (168,347)
                                                                           ---------------  ----------------
                                                                                  (69,788)         (193,714)
                                                                           ---------------  ----------------

 Limited Partners:
  Contributed capital, net (49,656 units)                                       18,554,844        18,735,576
  Accumulated deficit                                                          (4,397,803)      (16,666,459)
                                                                           ---------------  ----------------
                                                                                14,157,041         2,069,117
                                                                           ---------------  ----------------
             Total liabilities and partners' capital (deficit)            $     19,346,142        21,849,882
                                                                           ===============  ================

See accompanying notes to financial statements.

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                            Statements of Operations

                  Years ended December 31, 2005, 2004, and 2003

                                                                                     2005               2004               2003
                                                                                 -----------         ----------        -----------
Revenue                                                                         $  8,366,133          8,638,009          8,813,801
                                                                                  ----------          ---------          ---------


Expenses:
 Operating (including $131,060, $143,934, and $131,816, net, paid to affiliates in 2005, 2004, and 2003, respectively), excluding depreciation and amortization expense
  recorded below                                                                     831,395            797,500            749,206
 General and administrative (including
  $849,330, $849,330, and $901,830, net,
  paid to affiliates in 2005, 2004, and 2003,
  respectively)                                                                    2,199,450          2,232,441          2,100,659
 Programming (including $2,605, $2,440,
  and $55,867, net, paid to affiliates
  in 2005, 2004, and 2003, respectively)                                           2,688,255          2,651,617          2,753,915
 Depreciation expense                                                              1,587,491          1,529,666          1,495,551
 Loss (gain) on disposal of assets                                                   (40,697)            28,951             21,294
                                                                                 -----------         ----------        -----------
                                                                                   7,265,894          7,240,175          7,120,625
                                                                                 -----------         ----------        -----------
         Operating income                                                          1,100,239          1,397,834          1,693,176

Other income (expense):
 Interest expense and amortization of loan fees                                     (354,263)          (408,641)          (396,572)
 Gain on extinguishment of debt                                                           --                 --             35,591
 Interest income and other, net                                                        2,555              4,832             (1,471)
                                                                                 -----------         ----------        -----------
         Income from continuing operations                                           748,531            994,025          1,330,724

Discontinued operations (note 11):
 Income (loss) from operations of Brenham, Bay City and Washington
    Systems, net (including gain on sale systems of $12,547,285 and
    $14,027,857 in 2005 and 2003, respectively)                                   11,644,051           (202,335)        13,380,636
                                                                                 -----------         ----------        -----------
         Net income                                                             $ 12,392,582            791,690         14,711,360
                                                                                 ===========         ==========        ===========

Allocation of net income:
 General Partners                                                               $    123,926              7,917            147,114
 Limited Partners                                                                 12,268,656            783,773         14,564,246

Net income per limited partnership unit                                                  247                 16                293
Income from continuing operations per
 limited partnership unit                                                                 15                 20                 27
Income (loss) from discontinued operations per
 limited partnership unit                                                                232                 (4)               267

See accompanying notes to financial statements.

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

              Statements of Changes in Partners' Capital (Deficit)

                  Years ended December 31, 2005, 2004, and 2003

                                                   GENERAL        LIMITED
                                                  PARTNERS        PARTNERS          TOTAL
                                                ------------   --------------   -------------
Balance, December 31, 2002                     $    (348,745)     (13,278,902)    (13,627,647)

Net income                                           147,114       14,564,246      14,711,360
                                                ------------   --------------   -------------

Balance, December 31, 2003                          (201,631)       1,285,344       1,083,713

Net income                                             7,917          783,773         791,690
                                                ------------   --------------   -------------

Balance, December 31, 2004                          (193,714)       2,069,117       1,875,403

Net income                                           123,926       12,268,656      12,392,582

Distribution declared to Limited Partners
     for income taxes                                     --         (180,732)       (180,732)
                                                ------------   --------------   -------------

Balance, December 31, 2005                     $     (69,788)      14,157,041      14,087,253
                                                ============   ==============   =============

See accompanying notes to financial statements.

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                            Statements of Cash Flows

                  Years ended December 31, 2005, 2004, and 2003

                                                                                 2005          2004          2003
                                                                           ---------------  ------------  -------------
Cash flows from operating activities:

 Net income                                                               $     12,392,582       791,690     14,711,360
 Adjustments to reconcile net income to
    net cash provided by operating activities:
       Depreciation expense                                                      1,663,369     2,197,582      2,334,566
       Loan fee amortization                                                        97,981       137,986        743,198
       (Gain) loss on asset dispositions                                       (12,804,336)       28,951    (14,006,563)
       Loss (gain) on extinguishment of debt                                       717,485            --        (35,589)
       Other                                                                            --        41,218         12,878
       Changes in certain assets and liabilities:
         Accounts receivable                                                        54,202       109,013        420,688
         Prepaid expenses                                                           44,977       (31,698)         3,009
         Accounts payable and accrued expenses                                    (567,373)      105,680     (1,968,519)
         Due to/from General Partner and affiliates                                  5,368       (27,086)      (953,228)
         Deposits                                                                    2,674         2,642            (90)
         Subscriber prepayments                                                    (32,254)      (11,848)      (174,090)
                                                                           ---------------  ------------  -------------
            Net cash provided by operating
               activities                                                        1,574,675     3,344,130      1,087,620
                                                                           ---------------  ------------  -------------
Cash flows from investing activities:

 Purchase of property and equipment                                             (1,340,443)   (1,518,294)      (992,861)
 Proceeds from sale of systems                                                  15,100,846       708,894     19,281,427
 Insurance proceeds from fund maintained by
    affiliate                                                                       24,242            --             --
 Proceeds from sale of assets                                                       36,562         1,000          2,500
                                                                           ---------------  ------------  -------------
            Net cash provided by (used in)
               investing activities                                             13,821,207      (808,400)    18,291,066
                                                                           ---------------  ------------  -------------
Cash flows from financing activities:

 Proceeds from notes payable                                                            --            --     21,500,000
 Principal payments on notes payable                                           (14,447,002)   (3,225,000)   (40,054,185)
 Loan fees                                                                        (137,062)       (3,877)      (743,343)
                                                                           ---------------  ------------  -------------
            Net cash used in financing activities                              (14,584,064)   (3,228,877)   (19,297,528)
                                                                           ---------------  ------------  -------------
            Increase (decrease) in cash                                            811,818      (693,147)        81,158
Cash, beginning of year                                                             65,547       758,694        677,536
                                                                           ---------------  ------------  -------------
Cash, end of year                                                         $        877,365        65,547        758,694
                                                                           ===============  ============  =============
Supplemental disclosure of cash flow information:

 Cash paid during the year for interest                                   $      1,146,412     1,302,671      1,532,108
 Distribution declared to Limited Partners
    for income taxes                                                              (180,732)           --             --

See accompanying notes to financial statements.

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

(1)   ORGANIZATION AND PARTNERS' INTERESTS

      (A)   FORMATION AND BUSINESS

            Northland Cable Properties Seven Limited Partnership (the Partnership), a Washington limited partnership, was formed on April 17, 1987. The Partnership was formed to acquire, develop, and operate cable television systems. The Partnership began operations on September 1, 1987. The Partnership's systems include a system serving four cities in or around Vidalia, Georgia; a system serving two cities in or around Sandersville, Georgia; and two systems serving several communities in and around Toccoa and Royston, Georgia. The Partnership has 17 nonexclusive franchises to operate the cable systems for periods, which will expire at various dates through 2024.

            On March 11, 2003, the Partnership sold the operating assets and franchise rights of its cable systems in and around Sequim and Camano Island, Washington (the Washington Systems). On June 30, 2005 and August 1, 2005, the Partnership sold the operating assets and franchise rights of its cable systems serving the communities of Bay City and Brenham, Texas, respectively. The accompanying financial statements present the results of operations and the sales of the Sequim, Camano Island, Bay City and Brenham systems as discontinued operations.

            Northland Communications Corporation is the General Partner (the General Partner or Northland) of the Partnership. Certain affiliates of the Partnership also own and operate other cable television systems. In addition, Northland manages cable television systems for another limited partnership and an LLC for which it serves as General Partner and Managing Member, respectively.

            FN Equities Joint Venture, a California joint venture, is the Administrative General Partner of the Partnership.

            Collectively, the General Partner and the Administrative General Partner are referred to herein as the General Partners.

            The Partnership is subject to certain risks as a cable television operator. These include competition from alternative technologies (e.g., satellite), requirements to renew its franchise agreements, availability of capital, and compliance with note payable covenants.

      (B)   CONTRIBUTED CAPITAL, COMMISSIONS, AND OFFERING COSTS

            The capitalization of the Partnership is set forth in the accompanying statements of changes in partners' capital (deficit). No Limited Partner is obligated to make any additional contribution.

            Northland contributed $1,000 to acquire its 1% interest in the Partnership.

            Pursuant to the Partnership Agreement, brokerage fees paid to an affiliate of the Administrative General Partner and other offering costs paid to the General Partner were recorded as a reduction of Limited Partners' capital upon formation of the Partnership. The Administrative General Partner received a fee for providing certain administrative services to the Partnership.


                                       6                             (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

(2)   BASIS OF PRESENTATION

      Certain prior period amounts have been reclassified to conform to the current period presentation.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (A)   ACQUISITION OF CABLE TELEVISION SYSTEMS

            Cable television system acquisitions are accounted for as purchase transactions and their cost is allocated to the estimated fair market value of net tangible assets acquired and identifiable intangible assets, including franchise agreements. Any excess is allocated to goodwill.

      (B)   ACCOUNTS RECEIVABLE

            Accounts receivable consist primarily of amounts due from customers for cable television or advertising services provided by the Partnership, and are net of an allowance for doubtful accounts of $10,900 at December 31, 2005 and $14,500 at December 31, 2004.
            Receivables are stated at net realizable value and are written-off when the Partnership deems specific customer invoices to be uncollectible.

      (C)   PROPERTY AND EQUIPMENT

            Property and equipment are recorded at cost. Costs of additions and substantial improvements, which include materials, labor, and other indirect costs associated with the construction of cable transmission and distribution facilities, are capitalized. Indirect costs include employee salaries and benefits, travel, and other costs. These costs are estimated based on historical information and analysis. The Partnership periodically performs evaluations of these estimates as warranted by events or changes in circumstances.

            In accordance with Statement of Financial Accounting Standards
            (SFAS) No. 51, Financial Reporting by Cable Television Companies, the Partnership also capitalizes costs associated with initial customer installations. The costs of disconnecting service or reconnecting service to previously installed locations are charged to operating expense in the period incurred. Costs for repairs and maintenance are also charged to operating expense, while equipment replacements, including the replacement of drops, are capitalized.

            At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains or losses are included in the statements of operations.


                                       7                             (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

            Depreciation of property and equipment is calculated using the straight-line method over the following estimated service lives:

Buildings                           20 years
Distribution plant                  10 years
Other equipment                   5-20 years


            The Partnership periodically evaluates the depreciation periods of property and equipment to determine whether events or circumstances warrant revised estimates of useful lives.

            The Partnership recorded depreciation expense within continuing operations of $1,587,491, $1,529,666, and $1,495,551 in 2005, 2004,
            and 2003, respectively, and depreciation expense within discontinued operations of $75,878, $667,916 and $839,015 in 2005, 2004 and 2003,
            respectively.

            In accordance with SFAS No. 144, long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheets.

      (D)   INTANGIBLE ASSETS

            Effective January 1, 2002, the Partnership adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 required that the Partnership cease amortization of goodwill and any other intangible assets determined to have indefinite lives, and established a new method of testing these assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value or if the fair value of intangible assets with indefinite lives falls below their carrying value. The Partnership determined that its franchise agreements met the definition of indefinite lived assets due to the history of obtaining franchise renewals, among other considerations. Accordingly, amortization of these assets also ceased on December 31, 2001. The Partnership tested these intangibles for impairment during the fourth quarter of each year presented and determined that the fair value of the assets exceeded their carrying value. The Partnership determined that there are no conditions such as obsolescence, regulatory changes, changes in demand, competition, or other factors that would change their indefinite life determination. The Partnership will continue to test these assets for impairment annually, or more frequently as warranted by events or changes in circumstances.


                                       8                             (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

      (E)   LOAN FEES

            Loan fees are being amortized using the straight-line method, which approximates the effective interest method, over periods of five to six years (current weighted average remaining useful life of 3.25 years). The Partnership recorded loan fee amortization expense attributable to continuing operations of $33,719, $41,370, and $181,988 in 2005, 2004, and 2003, respectively as interest expense. Amortization expense attributable to discontinued operations was $64,262, $96,616 and $561,210 in 2005, 2004 and 2003, respectively.
            Amortization of loan fees for each of the next five years and thereafter is expected to be as follows:

2006                                 $    38,239
2007                                      38,239
2008                                      38,239
2009                                       9,560
2010
                                     -----------
                                     $   124,277
                                     ===========

      (F)   SELF INSURANCE

            The Partnership began self-insuring for aerial and underground plant in 1996. Beginning in 1997, the Partnership began making quarterly contributions into an insurance fund maintained by an affiliate which covers all Northland entities and would defray a portion of any loss should the Partnership be faced with a significant uninsured loss. To the extent the Partnership's losses exceed the fund's balance, the Partnership would absorb any such loss. If the Partnership were to sustain a material uninsured loss, such reserves could be insufficient to fully fund such a loss. The cost of replacing such equipment and physical plant could have a material adverse effect on the Partnership, its financial condition, prospects and debt service ability.

            Amounts paid to the affiliate, which maintains the fund for the Partnership and its affiliates, are expensed as incurred and are included in the statements of operations. To the extent a loss has been incurred related to risks that are self-insured, the Partnership records an expense for the amount of the loss, net of any amounts to be drawn from the fund. Management suspended contributions throughout 2002 based on its assessment that the current balance would be sufficient to meet potential claims. In 2005 and 2004, the Partnership was required to make contributions and was charged $6,385 and $2,663, respectively, by the fund. As of December 31, 2005, the fund (related to all Northland entities) had a balance of $202,270.

      (G)   REVENUE RECOGNITION

            Cable television service revenue, including service and maintenance, is recognized in the month service is provided to customers. Advance payments on cable services to be rendered are recorded as subscriber prepayments. Revenues resulting from the sale of local spot advertising are recognized when the related advertisements or commercials appear before the public. Local spot advertising revenues earned in continuing operations were $275,917, $263,784, and $580,796 in 2005, 2004, and


                                       9                             (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

            2003, respectively, and local spot advertising revenues in discontinued operations were $319,653, $567,755 and $540,097 in 2005, 2004 and 2003, respectively.

      (H)   ADVERTISING COSTS

            The Partnership expenses advertising costs as they are incurred. Advertising costs attributable to continuing operations were $926, $11,417, and $256,118 in 2005, 2004, and 2003, respectively, and advertising costs attributable to discontinued operations were $190,075, $337,550 and $346,755 in 2005, 2004 and 2003, respectively.

      (I)   SEGMENT INFORMATION

            The Partnership follows SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Partnership manages its business and makes operating decisions at the operating segment level. Following the operating segment aggregation criteria in SFAS No. 131, the Partnership reports business activities under a single reportable segment, telecommunications services. Additionally, all of its activities take place in the United States of America.

      (J)   CONCENTRATION OF CREDIT RISK

            The Partnership is subject to concentrations of credit risk from cash investments on deposit at various financial institutions that at times exceed insured limits by the Federal Deposit Insurance Corporation. This exposes the Partnership to potential risk of loss in the event the institution becomes insolvent.

      (K)   FAIR VALUE OF FINANCIAL INSTRUMENTS

            Financial instruments consist of cash and notes payable. The fair value of the notes payable approximates their carrying value because of their variable interest rates (note 8).

      (L)   RECENTLY ADOPTED ACCOUNTING PRINCIPLES

            In November 2004, the EITF ratified its consensus on Issue No. 03-13, Applying the Conditions in paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations, (EITF 03-13). EITF 03-13 relates to components of an enterprise that are either disposed of or classified as held for sale. EITF 03-13 allows significant events or circumstances that occur after the balance sheet date but before the issuance of financial statements to be taken into consideration in the evaluation of whether a component should be presented as discontinued or continuing operations, and modifies the assessment period guidance to allow for an assessment period of greater than one year. The implementation of EITF 03-13 did not have a material impact on the Partnership's financial statements.

(4)   INCOME ALLOCATION

      All items of income, loss, deduction, and credit are allocated 99% to the Limited Partners and 1% to the General Partners until the Limited Partners have received aggregate cash distributions in an amount equal to aggregate capital contributions as defined in the limited partnership agreement. Thereafter, the General Partners are allocated 25% and the Limited Partners are allocated 75% of partnership income and losses.


                                       10                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

      Cash distributions from operations will be allocated in accordance with the net income and net loss percentages then in effect. Prior to the General Partners receiving cash distributions from operations for any year, the Limited Partners must receive cash distributions in an amount equal to the lesser of (i) 50% of the Limited Partners' allocable share of net income for such year or (ii) the federal income tax payable on the Limited Partners' allocable share of net income using the then highest marginal federal income tax rate applicable to such net income. Any distributions other than from cash flow, such as from the sale or refinancing of a system or upon dissolution of the Partnership, will be determined according to contractual stipulations in the Partnership Agreement.

      The Limited Partners' total initial contributions to capital were $24,893,000 ($500 per partnership unit). As of December 31, 2005, $3,108,554 ($62.50 per partnership unit) had been distributed to the Limited Partners, and the Partnership has repurchased $65,000 of limited partnership units (130 units at $500 per unit).

(5)   TRANSACTIONS WITH GENERAL PARTNER AND AFFILIATES

      (A)   MANAGEMENT FEES

            The General Partner receives a fee for managing the Partnership equal to 5% of the gross revenues of the Partnership, excluding revenues from the sale of cable television systems or franchises. Management fees charged to continuing operations by the General Partner were $418,214, $431,900, and $440,690, for 2005, 2004, and
            2003, respectively. Management fees charged to discontinued operations by the General Partner were $137,300, $261,913 and $312,620 in 2005, 2004 and 2003, respectively. Management fees are included as a component of general and administrative expenses in the accompanying statements of operations.

      (B)   REIMBURSEMENTS

            The General Partner provides or causes to be provided certain centralized services to the Partnership and other affiliated entities. The General Partner is entitled to reimbursement from the Partnership for various expenses incurred by it or its affiliates on behalf of the Partnership allocable to its management of the Partnership, including travel expenses, pole and site rental, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters' supplies and expenses, pay television expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage and office maintenance.

            The amounts billed to the Partnership are based on costs incurred by the General Partner in rendering the services. The costs of certain services are charged directly to the Partnership, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to the Partnership and affiliates based upon relative size and revenue. Management believes that the methods used to allocate services to the Partnership are reasonable. Amounts charged to continuing operations for these services were $549,815, $538,664, and $528,682\ for 2005, 2004, and
            2003, respectively. Amounts charged to discontinued operations for these services were $136,945, $272,943 and $394,929 in 2005, 2004 and 2003, respectively.


                                       11                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

            The Partnership has entered into operating management agreements with certain affiliates managed by the General Partner. Under the terms of these agreements, the Partnership or an affiliate serves as the managing agent for certain cable television systems and is reimbursed for certain operating, programming, and administrative expenses. The Partnership's continuing operations received $1,350, $55, and $44,572 under the terms of these agreements during 2005, 2004, and 2003, respectively. The Partnership's discontinued operations include $76,400, $135,463 and $135,449 of costs received under the terms of these agreements during 2005, 2004 and 2003, respectively.

            Northland Cable Service Corporation (NCSC), an affiliate of the General Partner, was formed to provide billing system support to cable systems owned and managed by the General Partner. In addition, NCSC provides technical support associated with the build out and upgrade of Northland affiliated cable systems. Cable Ad Concepts, a subsidiary of NCSC, manages the development of local advertising as well as billing for video commercial advertisements to be cablecast on Northland affiliated cable systems. Prior to 2004, the Partnership recorded gross advertising revenues and related expenses on its statement of operations. Beginning in 2004, the Partnership and CAC modified their agreement such that CAC retains all the credit risks associated with the advertising activities and a net fixed percentage of the related revenues are remitted to the Partnership, which are recorded as net advertising revenues. In 2005, 2004, and 2003, the Partnership's continuing operations include $80,376, $132,872, and $83,825, respectively, for these services. Of this amount, $48,870 and $107,787 were capitalized in 2005 and 2004, respectively, related to the build out and upgrade of cable systems. The Partnership's discontinued operations include $11,007, $18,883 and $51,010 in 2005, 2004 and 2003, respectively, for these services. None of these amounts were capitalized.

      (C)   DUE FROM AFFILIATES

            The receivable from the affiliates consists of the following:

                                                           DECEMBER 31
                                                    ---------------------------
                                                       2005            2004
                                                    ------------  -------------
Reimbursable operating costs, net                   $     5,239          15,569
Other amounts due from affiliates, net                   78,571          96,391
                                                    -----------   -------------
                                                    $    83,810         111,960
                                                    ===========   =============


                                       12                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

      (D)   DUE TO GENERAL PARTNER AND AFFILIATES

            The payable to the General Partner and affiliates consists of the following:

                                                             DECEMBER 31
                                                    ---------------------------
                                                        2005           2004
                                                    ------------  -------------
Management fees                                     $      (203)       (10,595)
Reimbursable operating costs, net                        53,004         82,664
Other amounts due to (from) General Partner and
   affiliates, net                                       (6,158)        (2,644)
                                                    -----------   ------------
                                                    $    46,643         69,425
                                                    ===========   ============

(6)   PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

                                                             DECEMBER 31
                                                    ----------------------------
                                                        2005           2004
                                                    ------------  -------------
Land and buildings                                  $    627,654        885,708
Distribution plant                                    14,824,989     24,757,732
Other equipment                                        1,259,418      2,148,600
Leasehold improvements                                     6,331         26,178
Construction in progress                                 328,078         67,187
                                                    ------------  -------------
                                                      17,046,470     27,885,405
Accumulated depreciation                             (10,477,977)   (17,294,389)
                                                    ------------  -------------
      Property and equipment, net of
         accumulated depreciation                   $  6,568,493     10,591,016
                                                    ============  =============


                                       13                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

(7)   ACCOUNTS PAYABLE AND ACCRUED EXPENSES

      Accounts payable and accrued expenses consists of the following:

                                                            DECEMBER 31
                                                    ----------------------------
                                                        2005           2004
                                                    -----------   -------------
Accounts payable                                    $   189,484        100,888
Program license fees                                    439,053        478,102
Interest                                                 57,535        108,584
Franchise fees                                          208,525        283,670
Pole rental                                              30,870        136,385
Payroll                                                  36,289         60,195
Taxes                                                    25,332         67,531
Copyright fees                                           10,872         26,322
Limited Partners tax liability                          180,732             --
Other                                                     4,410          1,244
                                                    -----------   ------------
                                                    $ 1,183,102      1,262,921
                                                    ===========   ============


(8)   NOTE PAYABLE

      In March and August of 2005, in anticipation of and as a result of the sale of the Brenham and Bay City systems, the Partnership amended the terms and conditions of its term loan agreement. The terms of the amendments modify the principal repayment schedule, the interest rate margins and various covenants (described below), and allowed the Partnership to retain $300,000 of the proceeds from the sale of the Brenham system, to be used for capital spending purposes. The Partnership capitalized $137,062, which were paid to the lender in connection with these transactions. The term loan is collateralized by a first lien position on all present and future assets of the Partnership and matures March 31, 2009.

      The interest rate per annum applicable to the Partnership's existing credit facility (the Refinanced Credit Facility) is a fluctuating rate of interest measured by reference to either: (i) the U.S. dollar prime commercial lending rate announced by the lender (Base Rate), plus a borrowing margin; or (ii) the London interbank offered rate (LIBOR), plus a borrowing margin. Under the amendment to the term loan agreement, the applicable borrowing margins vary, based on the Partnership's leverage ratio, from 2.75% to 3.50% for Base Rate loans and from 3.75% to 4.50% for LIBOR loans.

      Because the Partnership prepaid the Refinanced Credit Facility in excess of $5,375,000 prior to the third anniversary of the closing of the refinancing transaction, the Partnership was required to pay a prepayment fee to the lender, as defined by the terms of the Refinanced Credit Facility. The Partnership paid approximately $125,000 as a result of the prepayment of the term loan with the Bay City proceeds, and paid approximately $93,000 upon remitting the Brenham sale proceeds.

      As of December 31, 2005 and 2004, the balance of the Refinanced Credit Facility was $3,827,998 and $18,275,000, respectively.


                                       14                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

      Annual maturities of the note payable after December 31, 2005, are as follows:

2006                                   $     941,713
2007                                       1,165,633
2008                                       1,387,554
2009                                         333,098
                                         -----------
                                       $   3,827,998
                                         ===========

      The amendment executed in August of 2005 also further modified the covenants, which require the Partnership to comply with specified financial ratios, including maintenance, as tested on a quarterly basis going forward after effecting for the sale of the Brenham and Bay City systems, of: (A) a Maximum Total Leverage Ratio (the ratio of Funded Debt to Annualized EBITDA (as defined)) of not more than 2.25 to 1.00; (B) a Minimum Interest Coverage Ratio (the ratio of Annualized EBITDA (as defined) to aggregate Interest Expense for the immediately preceding four consecutive fiscal quarters) of not less than 2.50 to 1.00, increasing over time to 3.50 to 1.00; (C) a Minimum Total Debt Service Coverage Ratio (the ratio of Annualized EBITDA (as defined) to the Partnership's debt service obligations for the following twelve months) of not less than 1.00 to 1.00, increasing over time to 1.10 to 1.00 (this covenant will not be measured during 2005 under the terms of the amendment to the term loan agreement); and (D) Maximum Capital Expenditures of not more than $2,500,000. As of December 31, 2005, the Partnership was in compliance with the terms of the loan agreement.

(9)   INCOME TAXES

      Income taxes have not been recorded in the accompanying financial statements because they are obligations of the partners. The federal and state income tax returns of the Partnership are prepared and filed by the General Partner.

      The tax returns, the qualification of the Partnership as such for tax purposes, and the amount of distributable partnership income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes with respect to the Partnership's qualification or in changes with respect to the income or loss, the tax liability of the partners would likely be changed accordingly.

      As a result of the sales of the Brenham and Bay City systems, the Limited Partners were allocated taxable income in 2005. State income taxes to be paid by the Partnership on behalf of the Limited Partners have been recorded as a reduction of Limited Partner's capital. There was no taxable income allocated to the Limited Partners in 2004 or 2003. Generally, subject to the allocation procedures discussed in the following paragraph, taxable income to the Limited Partners is different from that reported in the statement of operations principally due to the differences in depreciation and amortization expense allowed for tax purposes and the amounts recognized under accounting principles generally accepted in the United States of America. Historically, there were no other significant differences between taxable income and the net loss reported in the statements of operations.

      The Partnership agreement provides that tax losses may not be allocated to the Limited Partners if such loss allocation would create a deficit in the Limited Partners' Capital Account. Such excess losses are


                                       15                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

      reallocated to the General Partner (Reallocated Limited Partner Losses). In subsequent years, 100% of the Partnership's taxable income is allocated to the General Partner until the General Partner has been allocated taxable income in amounts equal to the Reallocated Limited Partner Losses.

      Under current federal income tax laws, a partner's allocated share of tax losses from a partnership is allowed as a deduction on his individual income tax return only to the extent of the partner's adjusted basis in his partnership interest at the end of the tax year. Any excess losses over adjusted basis may be carried forward to future tax years and are allowed as deductions to the extent the partner has an increase in his adjusted basis in the Partnership through either an allocation of partnership income or additional capital contributions to the Partnership.

      In addition, current tax law does not allow a taxpayer to use losses from a business activity in which he does not materially participate (a passive activity, e.g., a Limited Partner in a limited partnership) to offset other income such as salary, active business income, dividends, interest, royalties, and capital gains. However, such losses can be used to offset other income from passive activities. Disallowed losses can be carried forward indefinitely to offset future income from passive activities. Disallowed losses can be used in full when the taxpayer recognizes gain or loss upon the disposition of his entire interest in the passive activity.

(10)  COMMITMENTS AND CONTINGENCIES

      (A)   LEASE ARRANGEMENTS

            The Partnership leases certain office facilities and other sites under leases accounted for as operating leases. Rental expense attributable to continuing operations, related to these leases was $22,072, $26,606, and $27,250 in 2005, 2004, and 2003, respectively.
            Rental expense attributable to discontinued operations related to these leases was $7,175, $12,300 and $19,798 in 2005, 2004 and 2003,
            respectively. Minimum lease payments through the end of the lease terms are as follows:

2006                              $       10,074
2007                                         744
                                  --------------
                                  $       10,818
                                  ==============


            The Partnership also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Partnership anticipates that such rentals will recur. Rent expense incurred for pole rentals attributable to continuing operations for the years ended December 31, 2005, 2004, and 2003 was $166,782, $162,024, and $117,272, respectively. Rent expense incurred for pole rentals attributable to discontinued operations for the years ended December 31, 2005, 2004 and 2003 was $34,981, $59,968 and $84,910,
            respectively.

      (B)   EFFECTS OF REGULATIONS

            The operation of a cable system is extensively regulated at the federal, local, and, in some instances, state levels. The Cable Communications Policy Act of 1984, as amended, the Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable
            Act), and the 1996


                                       16                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004

            Telecommunications Act (the 1996 Telecom Act, and, collectively, the Cable Act) establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Act. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change.

            Cable Rate Regulation - Although the FCC established the rate regulatory scheme pursuant to the 1992 Cable Act, local municipalities, commonly referred to as local franchising authorities, are primarily responsible for administering the regulation of the lowest level of cable service called the basic service tier. The basic service tier typically contains local broadcast stations, public, educational, and government access channels and various entertainment and home shopping channels. Before a local franchising authority begins basic service rate regulation, it must certify to the FCC that it will follow applicable federal rules. Many local franchising authorities have voluntarily declined to exercise their authority to regulate basic service rates. In a particular effort to ease the regulatory burden on small cable systems, the FCC created special rate rules applicable for systems with fewer than 15,000 subscribers owned by an operator with fewer than 400,000 subscribers. The special rate rules allow for a simplified cost-of-service showing for basic service tier programming. All of Northland's systems are eligible for these simplified cost-of-service rules, and have calculated rates in accordance with those rules.

            Cable Entry into Internet - The U.S. Supreme Court recently ruled that cable television systems may deliver high-speed Internet access and remain within the protections of Section 703 of the Telecommunications Act of 1996 (the Pole Attachment Act). National Cable & Telecommunications Assoc. v. Gulf Power Co., Nos. 00-832 and 00-843, 534 U.S. (January 16, 2002). The Court reversed the Eleventh Circuit's decision to the contrary and sustained the FCC decision that applied the Pole Attachment Act's rate formula and other regulatory protections to cable television systems' attachments over which commingled cable television and cable modem services are provided. The data services business, including Internet access, is largely unregulated at this time apart from federal, state and local laws and regulations applicable to businesses in general. Some federal, state, local and foreign governmental organizations are considering a number of legislative and regulatory proposals with respect to Internet user privacy, infringement, pricing, quality of products and services and intellectual property ownership. It is uncertain how existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation. Additionally, some jurisdictions have sought to impose taxes and other burdens on providers of data services, and to regulate content provided via the Internet and other information services. Northland expects that proposals of this nature will continue to be debated in Congress and state legislatures in the future. Additionally, the FCC is now considering a proposal to impose obligations on some or all providers of Internet access services to contribute to the cost of federal universal service programs, which could increase the cost of Internet access. Currently, Federal court rulings and FCC order provide that cable modem revenue be excluded from gross revenues for purposes of franchise fee calculations. Cable Modem Services have been classified as an "interstate information service," which has historically meant that no regulations apply to the provision of this service. However, there is likely to be continuing uncertainty about the classification and regulation of cable modem services.


                                       17                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004


            Electric Utility Entry into Telecommunications and Cable Television
            - The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television, notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. Like telephone companies, electric utilities have substantial resources at their disposal, and could be formidable competitors to traditional cable systems. Several of these utilities have been granted broad authority to engage in activities that could include the provision of video programming.

            Must Carry and Retransmission Consent - The 1992 Cable Act contains broadcast signal carriage requirements. Broadcast signal carriage is the transmission of broadcast television signals over a cable system to cable customers. These requirements, among other things, allow local commercial television broadcast stations to elect once every three years between "must carry" status or "retransmission consent" status. Less popular stations typically elect must carry, which is the broadcast signal carriage rule that allows local commercial television broadcast stations to require a cable system to carry the station. Must carry requests can dilute the appeal of a cable system's programming offerings because a cable system with limited channel capacity may be required to forego carriage of popular channels in favor of less popular broadcast stations electing must carry. More popular stations, such as those affiliated with a national network, typically elect retransmission consent, which is the broadcast signal carriage rule that allows local commercial television broadcast stations to negotiate terms (such as mandating carriage of an affiliated cable network or a digital broadcast signal) for granting permission to the cable operator to carry the stations. Retransmission consent demands may require substantial payments or other concessions. The FCC has an on-going administrative proceeding in which it has evaluated various proposals for mandatory carriage of digital television signals. In its initial decision the FCC, in part, (i) declined to order the carriage of both the analog and digital signals of television stations; (ii) determined that a television broadcast station licensee that is operating only on its authorized digital channel and/or that has surrendered its analog broadcast channel has mandatory cable carriage rights within the broadcaster's local service area for only the "primary video" programming stream of the broadcaster's digital broadcast channel and does not have the right to require the cable operator to carry multiple digital programming streams, commonly called "multicasting". In February 2005, the FCC reaffirmed its earlier decision not to impose (i) a dual carriage regulation, and (ii) denial of any "multicast" requirement. The broadcast industry trade association and several broadcasters have announced that they will challenge the FCC's ruling and will lobby Congress for favorable legislation. The FCC may evaluate additional modifications to its digital broadcast signal carriage requirements in the future. Northland cannot predict the ultimate outcome of this proceeding, or the impact any new carriage requirements may have on the operation of its cable systems. The President has signed into law legislation establishing February 2009 as the deadline to complete the broadcast transition to digital spectrum and to reclaim analog spectrum. Cable operators may need to take additional operational steps at that time to ensure that customers not otherwise equipped to receive digital programming, retain access to broadcast programming.

            Access Channels - Local franchising authorities can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access


                                       18                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004


            programming. Federal law also requires cable systems to designate a portion of their channel capacity, up to 15% in some cases, for commercial leased access by unaffiliated third parties. The FCC has adopted rules regulating the terms, conditions, and maximum rates a cable operator may charge for commercial leased access use.

            Access to Programming - The Communications Act and the FCC's "program access" rules generally prevent satellite video programmers affiliated with cable operators from favoring cable operators over competing multichannel video distributors, such as DBS, and limit the ability of such programmers to offer exclusive programming arrangements to cable operators. The FCC has extended the exclusivity restrictions through October 2007. Given the heightened competition and media consolidation, it is possible that we will find it increasingly difficult to gain access to popular programming at favorable terms. Such difficulty could adversely impact our business.

            Copyright - Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. Moreover, the Copyright Office has not yet provided any guidance as to the how the compulsory copyright license should apply to newly offered digital broadcast signals. Copyright clearances for nonbroadcast programming services are arranged through private negotiations. Cable operators also must obtain music rights for locally originated programming and advertising from the major music performing rights organizations. These licensing fees have been the source of litigation in the past, and we cannot predict with certainty whether license fee disputes may arise in the future.

            State and Local Regulation - Cable television systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits local franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional or renew existing franchises.

            Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for noncompliance and may be terminable if the franchisee fails to comply with material provisions. The specific terms and conditions of franchises vary materially among jurisdictions. Each franchise generally contains provisions governing cable operations, service rates, franchising fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. One of the state in which Northland conducts business has centralized the jurisdiction over franchising with a state governmental agencies, rather than with municipalities. These new regulations are similar to those that govern a public utility. Several other states are also considering regulating cable franchises at the state governmental level. The effect of such legislation is to simplify and expedite entrance of new competitive providers of video, data and voice services into the market. Northland anticipate that this trend towards simplified entrance into the market will continue. Although state and local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, local franchising authorities cannot insist on franchise fees exceeding 5% of the system's gross cable-related revenues, cannot dictate the particular technology used by the


                                       19                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004


            system, and cannot specify video programming other than identifying broad categories of programming.

            Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the local franchising authority may seek to impose new and more onerous requirements, such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Historically, most franchises have been renewed and transfer consents granted to cable operators that have provided satisfactory services and have complied with the terms of their franchise.

            Phone Service - The 1996 Telecom Act, which amended the Communications Act, created a more favorable regulatory environment for us to provide telecommunications services. In particular, it limited the regulatory role of local franchising authorities and established requirements ensuring that we could interconnect with other telephone companies to provide a viable service. Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could impact, in both positive and negative ways, our primary telecommunications competitors and our own entry into the field of phone service. The FCC and state regulatory authorities are considering, for example, whether common carrier regulation traditionally applied to incumbent local exchange carriers should be modified. The FCC has concluded that alternative voice technologies, like certain types of VOIP, should be regulated only at the federal level, rather than by individual states. A legal challenge to that FCC decision is pending. While the FCC's decision appears to be a positive development for VoIP offerings, it is unclear whether and how the FCC will apply certain types of common carrier regulations, such as intercarrier compensation and universal service obligations to alternative voice technology. The FCC has already determined that providers of phone services using Internet Protocol technology must comply with traditional 911 emergency service obligations (E911) and it has extended requirements for accommodating law enforcement wiretaps to such providers. It is unclear how these regulatory matters ultimately will be resolved and how they will affect our potential expansion into phone service.

            The foregoing summary does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the cable or telephony industries. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements currently are the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposals that could alter, in varying degrees, the manner in which cable or information service systems operate. Northland cannot predict at this time the outcome of these proceedings or their impact upon the industry or upon Northland's business and operations.

(1)   SYSTEM SALE

      On March 11, 2003, the Partnership sold the operating assets and franchise rights of its Washington Systems. The Washington Systems were sold at a price of approximately $20,340,000 of which the Partnership received approximately $19,280,000 at closing. Substantially all of the proceeds were used to pay down amounts outstanding under the Partnership's credit agreement. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $1,060,000 was to be held in escrow and released to the Partnership one year from the closing of the transaction, subject to general


                                       20                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004


      representations and warranties. In March of 2004, the Partnership received notice from the buyer of the Washington Systems of certain claims, which were made under the holdback agreement provisions of the purchase and sale agreement. Approximately $412,000 of the original escrow proceeds remained in escrow until such claims were resolved. The escrow proceeds in excess of the claims were released to the Partnership in March 2004.

      On August 26, 2005, the Partnership and Northland Cable Television, Inc.
      (NCTV), a related party affiliate, settled their ongoing litigation with the buyer (Buyer) of the Washington Systems. Buyer had asserted various claims against the Partnership and NCTV and withheld sales proceeds of $411,600 and $433,200, respectively from each selling company. As a result of the settlement Buyer received $390,000 of the aggregate retained sales proceeds. Of this amount, $283,200 was allocated to the NCP7 sales transaction and has been reflected in discontinued operations as a loss from the sale of the systems in the Partnership's statement of operations. The Partnership also recorded $35,736 in legal fees in connection with the settlement of this litigation.

      The Partnership does not expect that the settlement of these claims, or the write off of the amounts remitted to the buyer of the Washington Systems, will have any further implication on the Partnership's financial statements.

      On June 30, 2005, the Partnership completed the sale of the operating assets and franchise rights of its cable systems in and around the community of Bay City, Texas to McDonald Investment Company, Inc., an unaffiliated third party. The Bay City system was sold at a price of approximately $9,345,000 of which the Partnership received approximately $8,449,000 at closing. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $935,000 will be held in escrow and released to the Partnership eighteen months from the closing of the transaction subject to indemnification claims made, if any, by the buyer pursuant to the terms of the purchase and sale agreement. Substantially all of the proceeds were used to pay down amounts outstanding under the Partnership's term loan agreement. The Partnership recorded a gain from the sale of the Bay City System of approximately $7,122,000.

      On August 1, 2005, the Partnership completed the sale of the operating assets and franchise rights of its cable systems in and around the community of Brenham, Texas to Cequel III Communications I, LLC, an unaffiliated third party. The Brenham system was sold at a price of approximately $7,572,000 of which the Partnership received approximately $6,638,000 at closing. The sales price was adjusted at closing for the proration of certain revenues and expenses and approximately $850,000 will be held in escrow and released to the Partnership eighteen months from the closing of the transaction subject to indemnification claims made, if any, by the buyer pursuant to the terms of the purchase and sale agreement. Under the terms of an amendment to the term loan agreement, executed in August of 2005, the Partnership was allowed to retain $300,000 of these proceeds for capital spending purposes. The proceeds, less $300,000 retained for capital spending purposes, were used to pay down amounts outstanding under the term loan agreement. The Partnership recorded a gain from the sale of the Brenham system of approximately $5,266,000.


                                       21                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004


       The assets and liabilities attributable to the Brenham and Bay City systems as of December 31, 2004 consisted of the following:

                                              DECEMBER 31,
                                                  2004
                                              ------------
Cash                                          $     16,893
Accounts receivable                                179,757
Prepaid expenses                                    54,039
Property and equipment                          12,032,462
Accumulated depreciation                        (8,336,538)
                                              ------------
                                                 3,695,924

Franchise agreements (net of accumulated
   amortization of $325,275)                           219
                                              ------------
      Total assets                            $  3,946,832
                                              ============
Accounts payable and accrued expenses         $    433,206
Deposits                                             6,552
Subscriber prepayments                             176,969
                                              ------------
      Total liabilities                       $    616,727
                                              ============


                                       22                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004


       The revenue, expenses and other items attributable to the operations of the Washington, Brenham and Bay City systems for the years ended December 31, 2005, 2004, and 2003 have been reported as discontinued operations in the accompanying statements of operations and include the following:

                                                      2005               2004               2003
                                                  ------------       ------------       ------------
Revenue                                           $  2,750,502          5,238,241          6,252,406
Expenses:
   Operating (including $35,277 and
      $42,829, received from affiliates, and
      $23,017 paid to affiliates in 2005,
      2004 and 2003, respectively)                     244,957            401,672            533,077
   General and administrative (including
      $243,342, $461,524, and $573,422
      paid to affiliates in 2005, 2004, and
      2003, respectively)                              860,500          1,383,478          1,583,455
   Programming (including $787 paid to
      affiliates, $419 received from
      affiliates, and $26,671 paid to
      affiliates in 2005, 2004 and 2003,
      respectively)                                  1,132,189          2,033,154          2,317,967
   Depreciation and amortization                        75,878            667,916            839,015
                                                  ------------       ------------       ------------
         Income from operations                        436,978            752,021            978,892
Other income (expense):
   Interest expense and amortization of
      loan fees                                       (622,727)          (954,356)        (1,626,113)
   Loss on extinguishment of debt                     (717,485)                --                 --
   Gain on sale of systems                          12,547,285                 --         14,027,857
                                                  ------------       ------------       ------------
         Income (loss) from operations
            of Washington, Brenham
            and Bay City systems, net             $ 11,644,051       $   (202,335)        13,380,636
                                                  ============       ============       ============

       The Partnership allocated interest expense to discontinued operations using the historic weighted average interest rate applicable to the Partnership's term loan and approximately $18,713,000 in principal payments related to the sale of the Washington systems and approximately $14,207,000 in principal payments related to the sales of the Brenham and Bay City systems. In addition, the Partnership was required to pay a prepayment fee of approximately $218,000 to its lender, as a result of the prepayment of the term loan with the Brenham and Bay City proceeds. This entire amount, plus a ratable portion of deferred debt costs are classified as loss on extinguishment of debt and have been allocated to discontinued operations.


                                       23                            (Continued)

                           NORTHLAND CABLE PROPERTIES
                            SEVEN LIMITED PARTNERSHIP

                          Notes to Financial Statements

                           December 31, 2005 and 2004


(12)  SOLICITATION OF INTEREST FROM POTENTIAL BUYERS

      The General Partner has been working with a nationally recognized brokerage firm to solicit offers from potential purchasers for the sale of the Partnership's assets for fair value.

      Despite ongoing efforts, the General Partner has been unable to secure any offers for the sale of the Partnership's assets at this time. Management does not feel that the lack of viable purchase offers for the Partnership's remaining cable systems reflect a lack of value in those systems or a concern over the operational capabilities of those systems. Instead, based on experience, many factors affect the market for cable television systems over time, including whether the various companies participating in the cable television industry are generally in an acquisition mode, the availability of financing through lenders or investors and the number of other systems that are either on the market or forecasted to soon be offered for sale.

      It is Management's experience, after many years in the cable television industry, that it is difficult to forecast the likelihood of receiving a solid purchase offer from a financially viable purchaser at any specific time. Notwithstanding, the General Partner will continue its efforts to solicit offers from potential purchasers from time to time with the goal of securing more than one viable offer for the partnership's cable systems, however, Management is unable at this time to forecast the ultimate outcome of these activities.

(13)  LITIGATION

      In March 2005, Northland filed a compliant against one of its programming networks seeking a declaration that a December 2004 contract between Northland and the programmer was an enforceable contract related to rates Northland would pay for its programming and damages for breach of that contract. The programmer counter-claimed, alleging copyright infringement and breach of contract. The Partnership is currently in discovery and a trial date is set for May 1, 2006. At this time Management cannot reasonably estimate the probability of a favorable or unfavorable outcome of this case nor can it reasonably estimate the amount of any potential recovery or damages that could result from any such outcome.


                                       24